                                                                      Exhibit 11

                         WADDELL & REED FINANCIAL, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                 (in thousands except for per share data)
                                                    1999           1998           1997
                                                    ----           ----           ----
Net income                                        $81,767        $83,735        $70,292

Basic weighted average shares                      59,637         65,787         66,467
outstanding                                       =======        =======        =======


Diluted weighted average shares                    61,032         66,179         66,467
outstanding                                       =======        =======        =======

Basic net income per share                          $1.37          $1.27          $1.06

Diluted net income per share                        $1.34          $1.27          $1.06


Note: For comparison purposes, weighted average shares outstanding for 1997 are the actual shares outstanding immediately after the initial public offering.